Exhibit 99.1

First   Consulting   Group  (FCG)  Announces  Stock   Repurchase  from  Codigent
Stockholder Group

     LONG BEACH, Calif.--(BUSINESS WIRE)--Feb. 23, 2005--FCG (NASDAQ:FCGI), a leading provider of outsourcing, consulting and systems implementation and integration services to the health-related industries, today announced the repurchase of 422,018 shares of FCG common stock for a purchase price of $2.5 million, or $5.97 per share (the closing price of FCG's stock on February 22,
2005). The repurchased shares were originally acquired by the selling stockholders in connection with the acquisition by FCG of Codigent Solutions Group, Inc.

     "We have been very pleased with our acquisition of Codigent. From the Codigent base we have built FCG's network operating and data center in Nashville, Tenn. and it has been the primary driver of FCG's Meditech Service
Center, a prime example of the Company's innovative combination of its outsourcing, software implementation and support offerings," said Luther Nussbaum, Chairman and Chief Executive Officer. "We feel the repurchase completed today was an attractive investment for FCG, while offering some liquidity to the Codigent stockholder group."

     As part of this transaction, FCG and the selling stockholders agreed to terminate certain conditional share release provisions from the original acquisition. In exchange for the termination of these escrow requirements in 2005, the selling stockholders agreed to forgo release of 147,830 shares remaining in escrow. The net impact of the overall transaction to FCG will be the retirement of 569,848 shares outstanding prior to the repurchase announced today.

     About FCG

     FCG is a leading provider of outsourcing, consulting, systems implementation and integration services for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    CONTACT: First Consulting Group
             Luther Nussbaum, Chairman and Chief Executive Officer
             562-624-5221
             lnussbaum@fcg.com
             or
             Chuck McBride, Chief Financial Officer
             562-624-5300
             cmcbride@fcg.com
             or
             Thomas Reep, VP Investor Relations
             562-624-5250
             treep@fcg.com